As filed with the Securities and Exchange Commission on May 14, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________
BRICKELL BIOTECH, INC.
(Exact name of registrant as specified in its charter)
___________

Delaware	93-0948554
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5777 Central Avenue, Suite 102 Boulder, CO	80301
(Address of Principal Executive Offices)	(Zip Code)

Brickell Biotech, Inc.
Employee Stock Purchase Plan
(Full title of the plan)

Robert B. Brown
Chief Executive Officer
Brickell Biotech, Inc.
5777 Central Avenue, Suite 102
Boulder, CO 80301
(720) 505-4755
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer Non-accelerated filer Emerging growth company	☐ ☒ ☐	Accelerated filer Smaller reporting company	☐ ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.01 par value per share	2,600,000	$0.91	$2,366,000	$258.13

(1)
The aggregate number of shares to be registered is subject to adjustment by reason of stock splits, stock dividends and other events pursuant to the anti-dilution provisions of the Brickell Biotech, Inc. Employee Stock Purchase Plan (the “Plan”). Accordingly, pursuant to Rule 416, this registration statement covers, in addition to the number of shares of common stock shown in the table above, an indeterminate number of shares of common stock that may become issuable by reason of such provisions.

(2)	Computed pursuant to Rule 457(c), in accordance with Rule 457(h)(1), on the basis of the average of the high and low reported sales price on May 10, 2021 of a share of common stock on The Nasdaq Capital Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) (§230.428(b)(1)) of the Securities Act of 1933 (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registration Information and Employee Plan Annual Information.
Upon written or oral request, we will furnish without charge to each participant a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated), and such documents are incorporated by reference in the Section 10(a) prospectus. Upon written or oral request, we also will furnish without charge to each participant a copy of any other documents required to be delivered to participants pursuant to Rule 428(b) of the Securities Act. Requests should be directed to Brickell Biotech, Inc., 5777 Central Avenue, Suite 102, Boulder, Colorado 80301, Attention: Corporate Secretary; Telephone number (720) 505-4755.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Brickell Biotech, Inc. (the “Registrant”) incorporates by reference in this registration statement the following documents that the Registrant has filed with the Commission:
(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 9, 2021;
(b) those portions of the Registrant’s Definitive Proxy Statement on Schedule 14A for its 2021 Annual Meeting of Stockholders, filed with the Commission on March 15, 2021, as supplemented on March 24, 2021, that were specifically incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2020;
(c) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the Commission on May 13, 2021;
(d) the Registrant’s Current Reports on Form 8-K, filed with the Commission on February 26, 2021, March 9, 2021 (the second Form 8-K filed on that day, containing Items 1.01 and 9.01), April 19, 2021, and April 23, 2021 (other than information contained in current reports on Form 8-K that is “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and
(e) the description of the Registrant’s common stock, par value $0.01 per share, contained in the registration statement on Form S-8 that the Registrant filed with the Commission on September 10, 2019, together with any amendment or report that the Registrant may file for the purpose of updating this description.

All documents that the Registrant files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this registration statement but prior to the filing of a post-effective amendment which (i) indicates that all of the shares of the Registrant’s common stock covered by this registration statement have been sold, or which (ii) deregisters all of the shares then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this registration statement from the respective dates of filing.
Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded to the extent that a statement in this registration statement, or in any document filed after the filing of this registration statement which is deemed to be incorporated by reference in this registration statement, modifies or supersedes the earlier statement. The earlier statement shall be deemed to be incorporated in this registration statement only as so modified or superseded.
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where a present or former director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorney’s fees) which such director or officer has actually and reasonably incurred. Article XI(B) of the Registrant’s amended and restated certificate of incorporation authorizes the Registrant to provide indemnification of its directors, officers, agents and any other persons to which applicable law permits the Registrant to provide indemnification, and Article V of the Registrant’s amended and restated bylaws provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL. In addition, the Registrant maintains a policy providing directors’ and officers’ liability insurance.
Section 102 of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:
•for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•for acts related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
•for any transaction from which the director derived an improper personal benefit.
Article XI(A) of the Registrant’s amended and restated certificate of incorporation includes such a provision. Moreover, Article V, Section 5 of the Registrant’s amended and restated bylaws provides that expenses incurred by any director, officer, employee or other agent in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant.
Item 7. Exemption from Registration Claimed.
Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1
Amended and Restated Certificate of Incorporation, as amended through April 19, 2021 (incorporated by reference to Exhibit 3.2 filed with the Registrant’s Current Report on Form 8-K filed with the Commission on April 19, 2021)

4.2	Amended and Restated Bylaws, as currently in effect (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 14, 2020)

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on September 10, 2019)

4.4	Brickell Biotech, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 filed with the Registrant’s Current Report on Form 8-K filed with the Commission on April 19, 2021)

5.1	Opinion of Faegre Drinker Biddle & Reath LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)

24.1	Power of attorney (contained on the signature page of this registration statement)

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on May 14, 2021.

BRICKELL BIOTECH, INC.

By:	/s/ Robert B. Brown
Robert B. Brown
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert B. Brown and Andrew D. Sklawer, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on May 14, 2021, in the capacities indicated.

Signature	Title

/s/ Robert B. Brown	Chief Executive Officer and Director (Principal Executive Officer)
Robert B. Brown

/s/ Albert N. Marchio, II	Chief Financial Officer (Principal Financial Officer)
Albert N. Marchio, II

/s/ Jose Breton	Controller and Chief Accounting Officer (Principal Accounting Officer)
Jose Breton

/s/ Reginald L. Hardy	Co-Founder and Chairman of the Board of Directors
Reginald L. Hardy

/s/ Gary A. Lyons	Director
Gary A. Lyons

/s/ Vijay B. Samant	Director
Vijay B. Samant

/s/ Dennison T. Veru	Director
Dennison T. Veru